Exhibit 2

ICG HOLDINGS, INC.

100 Lake Drive, Suite 4

Newark, DE 19702

As of February 20, 2004

TO:	[BUYER]

Charlotte House, Charlotte Street

Nassau Bahamas

The undersigned, ICG Holdings, Inc. (the “Seller”) is the owner of 6,944,445 shares of the issued and outstanding Common Stock, $.01 par value, of Emerge Interactive, Inc., a corporation organized and existing under the laws of Delaware (the “Company”) (collectively the “Shares” and individually as “Share”).

In consideration of the mutual covenants and conditions herein contained, the Seller hereby agrees with you as follows:

1.    Agreement to Sell and Purchase the Shares.    The Seller irrevocably agrees to sell to you, and you irrevocably agree to purchase from the Seller as of February 20, 2004, upon the terms and conditions hereinafter set forth, the amount of Shares set forth on the signature page hereto, for a purchase price of $2.15 per Share.

2.    Delivery of the Shares at the Closing.    As soon as reasonably possible based on execution by the transfer agent after the execution of this Agreement by Buyer and confirmed fax delivery of this Agreement to Seller at (fax number: 213-683-1247) (“Closing Date”), Seller will deliver, for the benefit of the Purchaser, the Shares to the account described on the signature page hereto, via electronic delivery employing the Deposit Withdrawal Agent Commission system (“DWAC”). In exchange and payment for the Shares, and against delivery thereof, you shall deliver to the Seller the Purchase Price in the form of a bank or wire transfer immediately after deposit of the Shares in Buyer’s account pursuant to the following wire instructions:

3.    Seller’s Representations and Warranties.    The Seller hereby represents and warrants as follows:

(i)    Seller has and will have full, lawful power and authority to enter into and to carry out the terms of this letter agreement.

(ii)    Seller has legal title to the Shares, free and clear of all liens, pledges or encumbrances of any kind, nature or description, with full and unrestricted legal power, authority and right to enter into this letter agreement and to transfer and deliver the Shares to you pursuant hereto, and upon delivery of the Shares to you, you will be the owner of the Shares and receive legal title to such Shares, free and clear of all liens, claims, pledges or encumbrances of any kind, nature or description. The Shares sold herein will be free trading and free of any restrictive legend and not subject to any transfer restrictions. The Shares prior to and subsequent to transfer described herein are and will be fully paid and non-assessable.

(iii)    Seller will provide a legal opinion from Company counsel representing that the Shares are freely transferable pursuant to Rule 144.

4.    Additional Sales.    Seller agrees that except for a total of 4,944,445 Shares which are being sold as of February 20, 2004, on the same terms as in this letter agreement, the Seller will not sell, agree to sell or deliver any other Shares until March 8, 2004.

5.    Survival.    All representations, warranties and agreements contained in this letter agreement shall survive the execution and delivery hereof and the delivery of the Shares on the Closing Date.

6.    General.    This letter agreement shall bind and inure to the benefit of the Seller, you and our respective successors and assigns. Under no circumstances may the Seller or you assign his rights under this letter agreement prior to the Closing Date. The terms and provisions of this letter agreement may not be modified or amended, or any of the provisions hereof waived except, in the case of modification and amendment, pursuant to the written consent of the parties to this letter agreement, and, in the case of wavier, pursuant to a writing by the party so waiving. This letter agreement may be executed by one or more of the parties on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. In making proof of this agreement it shall not be necessary to produce or account for more than one counterpart thereof executed by the party to be charged. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party so executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature were the original thereof. Section headings in this letter agreement are for convenience of reference only. This letter agreement shall be governed by and construed in accordance with the laws of New York. Disputes in connection with this Agreement shall be resolved only in the federal or state courts located in the State of New York. We acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that we shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which we may be entitled by law or equity.

Please confirm your agreement with the foregoing by signing the duplicate copy of this letter agreement enclosed herewith and returning the executed copy via telecopier to Paul R. Beck, Executive Vice-President, at (213) 683-1247.

Yours truly,

ICG HOLDINGS, INC.

By:

Title:

Accepted and agreed to, intending to be

legally bound as of the date first

written above:

[BUYER]

Charlotte House, Charlotte Street

Nassau Bahamas

By:

Title:

Shares:

Purchase Price: